FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE, is made as of this 30 th day of Jan, 2013 between **CLINTON UNITY GROUP, LLC** having its principal mailing address as P. O. Box 5301, Clinton, New Jersey 08809 (hereinafter **"Landlord"**), and **UNITY BANK**, (formerly First Community Bank) a banking institution organized under the laws of the State of New Jersey, having its principal offices at 64 Old Highway 22, Clinton, New Jersey 08809, (hereinafter **"Lessee"**).

WITTNESSTH

WHEREAS, Lessee occupies property located at 64 Old Highway 22, Clinton, New Jersey identified on the Town of Clinton Tax Map as Block 22, Lot 22 inclusive of all improvements thereon pursuant to a revised lease dated December 15, 1995 between **Lessee and Landlord**, amended by First Amendment to Lease dated March 1, 1997 and further amended by Second Amendment to Lease dated September 19, 2003 and further amended by Third Amendment to lease dated July 23, 2009 (hereinafter collectively "the Lease"); and

WHEREAS, Landlord and Lessee are mutually desirous of further amending the Lease in this Fourth Amendment upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of One ($1.00) Dollar and other good and valuable consideration provided by each party to the other , the receipt and sufficiency of which is hereby acknowledged, **Landlord and Lessee** do here agree to amend the Lease in the manner following:

1. LEASE TERM. The Lease, as herein extended, shall remain in full force and effect until December 31, 2018.

2. BASE RENT. The Base Rent from and after January 1, 2014 and for the remaining term of the Lease as established in Paragraph 1 hereinabove shall be $400,000.00 per annum payable monthly at the rate of $33,333.34.

3. ADDITIONAL RENT. **Lessee** shall pay **Landlord**, as Additional Rent annually, from and after January 1, 2016 through December 31, 2018, a sum in additional to the Base Rent, as established in Paragraph 2 of this Agreement, equal to the annual increase in the Consumer Price Index (CPI) for the New York Metropolitan area. The first said increase commencing on January 1, 2016, shall be based upon the increase in the CPI, if any, as of January 1, 2016 as compared to the CPI, as it existed as of January 1, 2015. Each annual increase thereafter, if any, shall be calculated using the prior January 1st CPI, as the base CPI in comparing same to the CPI, as it exists on January 1st of the year for which the increase is being calculated **PROVIDED HOWEVER**, irrespective of the actual CPI increase in any year during term hereof the actual increase in rent attributable to CPI shall not exceed 1.5% per annum. All Additional Rent is to be payable annually in twelve (12) equal monthly installments, together with monthly Base Rent payments as established by Paragraph 2.

4. LANDLORD IMPROVEMENTS. Landlord agrees to the following improvements at the Lease Premises within twelve (12) months of the date of this agreement.

a. Repair Belgium Block/Brick in the parking Lot
b. Repair of drainage/sewer system in the parking lot
c. Repair and re-caulk leaking windows

These improvements are to be made at the **Landlord's** sole cost and expense.

5. PRO-RATION OF CAPTIAL IMPROVEMENTS. In the event **Lessee** acquires ownership of the Leased Premises pursuant to its lawful exercise of the Purchase Option Agreement **Lessee** shall, at closing of title and passage of Deed, reimburse **Landlord** pro-rate for **Landlord's** expenditures of (i) the improvements made pursuant to paragraph 4 and (ii) all other capital improvements. The amount of the reimbursement shall be the amount of Landlord's actual out of pocket expenses, as properly documented, reduced by a fraction the denominator of which is the number of months between the date **Lessee** acquires title and December 31, 2018 and the numerator of which is 60 months.

Example:

If Landlord expends $30,000.00 on Capital Improvements subsequent to the date of this Amendment, in addition to any sums expended by Landlord pursuant to Paragraph 4 of this Amendment, and remains in title for fifty percent of the time period calculated from date of said expenditure to December 31, 2018 then Lessee shall be obligated to reimburse Landlord in the amount of $15,000.00 at closing of title and passage of Deed.

6. HVAC SYSTEM. The **Lessee** shall have the right to contract with any vendor for repairs on the HVAC system up to $1,000.00 per occurrence. Any repairs in excess of $1,000.00 requires **Landlord** approval. Unity Bank will continue to pay the annual HVAC Maintenance Contract for the building and shall provide **Landlord** with a copy of the annual agreement. The **Lessee** and **Landlord** agree to share all capital improvement costs equally except the **Lessee's** maximum annual cost shall be capped at $8,000. All normal maintenance and repairs above the annual maintenance contract shall be paid by the **Landlord.**

7. LESSEE PURCHASE OPTION. **Lessee** must exercise the purchase option as amended by this Fourth Amendment between and only between January 1, 2104 and December 31, 2017. If not exercised during this period, then said option shall be deemed to be null and void and of no further force in effect. All other terms of **Lessee** purchase option as outlined in the Third Amendment remain in force.

8. CONFLICT BETWEEN LEASE AND THIS AMENDMENT. Wherever there is a conflict between the language as set forth in this Agreement and the language as set forth in the Lease, the language as set forth in this Amendment shall take precedence and control. Except as set forth in the Amendment, the Lease shall remain in full force and effect.

9. RATIFICATION. Except, as altered by this Fourth Amendment the Lease is ratified and confirmed in its entirely.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers and caused their proper corporate seal to be affixed hereto.

LANDLORD:

CLINTON UNITY GROUP, L.L.C.
A New Jersey Limited Liability Company

Witness: ____________________ By: ____________________

Robert Van Volkenburgh, Sr. Managing Member

____

David Dallas, Managing Member

LESSEE:

UNITY BANK

Witness: ____________________ By: ____________________

Jim Hughes, President